                                 Exhibit 11
                        ADVANCED MICRO DEVICES, INC.


              STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS

                     Three Years Ended December 29, 1996
                        (Thousands except per share)

    PRIMARY                                               1994        1995        1996
                                                         ------      -------     -------
    Weighted average number of common shares
      outstanding during the year....................    117,597     127,680     135,447

    Incremental common shares attributable to
      shares issuable under employee stock
      plans (assuming proceeds would be used
      to purchase treasury stock)....................      6,965       6,295         240

    Warrants                                               2,112       2,233           -
                                                        --------    --------    --------
    Total shares.....................................    126,674     136,208     135,687
                                                        ========    ========    ========
    Net income:

    Amount applicable to common shares...............   $260,592    $216,316    $(68,950)

    Per share........................................   $   2.06    $   1.59    $  (0.51)

    FULLY DILUTED

    Weighted average number  of common shares
      outstanding during the year....................    117,597     127,680     135,447

    Incremental common shares attributable to
      shares issuable under employee stock
      plans (assuming proceeds would be used
      to purchase treasury stock)....................      7,188       6,414         240

    Dilutive convertible securities .................        145         145           -

    Preferred stock..................................      6,854       1,343           -

    Warrants.........................................      2,358       2,233           -
                                                        --------    --------    --------
    Total shares.....................................    134,142     137,815     135,687
                                                        ========    ========    ========
    Net income:

    Amount applicable to common shares...............   $260,592    $216,316    $(68,950)
    Preferred stock dividends........................     10,350          10           -
    Convertible notes interest.......................        280         109           -
                                                        --------    --------    --------
    Net adjusted income..............................   $271,222    $216,435    $(68,950)

    Per share........................................   $   2.02    $   1.57    $  (0.51)

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